Exhibit 3.4

                           CERTIFICATE OF DESIGNATION

                                     OF THE

                            SERIES A PREFERRED STOCK

                                       OF

                              WOLF RESOURCES, INC.

     The undersigned, being the sole Officer of Wolf Resources, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation") DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on May 23, 2008 pursuant to Section 78.195(1) of the Nevada Revised Statutes of the State of Nevada:

     WHEREAS, the Board of Directors of the Corporation is authorized by Article III of the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of up to 20,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

     NOW, THEREFORE, BE IT RESOLVED:

1. DESIGNATION AND AUTHORIZED SHARES. The Corporation shall be authorized to issue One Million Five Hundred Thousand (1,500,000) shares of Series A Preferred Stock, par value $.001 per share ("Series A Preferred Stock").

2. STATED VALUE. Each share of Series A Preferred Stock shall have a stated value of ten cents ($.10) (the "Stated Value").

3.   DIVIDENDS.

     a. From and after the dates of issuance of any shares of Series A Preferred Stock, each outstanding share of the Series A Preferred Stock shall entitle its Holder to receive when, if and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, dividends at 6% of its par value per annum payable in cash, prior to and in preference to the payment of any
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          dividend or other distribution on the Corporation's common stock, par value $.001 per share (the "Common Stock"). Such dividends, when, if and as declared, shall be payable in one annual installment on the last day of December of each year, to Holders of record on the last day of the month preceding the month in which the payment date occurs. Dividends on each share of the Series A Preferred Stock shall be noncumulative and shall not accrue if not declared and paid as provided in this Section 3(a). Dividends payable on a share of the Series A Preferred Stock for any period less than a full annual dividend period shall be computed on the basis of a 365-day year.

     b. In the event that the Board of Directors declares a dividend to the holders of shares of Common Stock, the Board of Directors shall at the same time declare for the Holders of shares of Series A Preferred Stock, in addition to and not in lieu of any dividend declared pursuant to Section 3(a) hereof, a dividend payable at the same time as the dividend on the Common Stock in an amount for each share of Series A Preferred Stock equal to the dividend that would have been payable on the number of shares of Common Stock into which such shares of Series A Preferred Stock may be converted under Section 5 hereof.

     c. No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 5 hereof), unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth in paragraph (a) above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

4.   VOTING RIGHTS. The Shares will not have any voting rights.

5.   CONVERSION.

     a. Conversion Right. Each share of Series A Preferred Stock shall convert into forty (40) shares of fully paid non-assessable Common Stock, $0.001, par value (the "Conversion Rate"), automatically and without any further action by the Corporation or the Holder, upon the filing of an amendment to the Corporation's Articles of Incorporation authorizing a sufficient number of shares of Common Stock to effect such a conversion.

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     b.   No Conversion Rate Adjustments. The conversion rate for our Series A
          Preferred Stock is 40 shares of Common Stock per one share of Series A Preferred Stock. There shall be no adjustments for stock dividends or other distributions common stock on shares of our common stock, subdivisions (splits) of our common stock, combinations (reverse-splits) of our common stock, recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange.

     c. Limitations. No adjustment to the conversion price for accrued or unpaid dividends upon conversion shall be made.

     d. Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock to a Holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be rounded up to the next higher number of shares.

     e. Conversion Procedure. In order to exercise the conversion privilege under Section 5(a), the Holder of any shares of Series A Preferred Stock to be converted shall deliver to the Corporation at its principal office, or to the office of the Transfer Agent of our Common Stock, a duly signed and completed Notice of Conversion ("Notice") indicating that the Holder thereof desires to convert Series A Preferred Stock, or a specified portion thereof, into shares of Common Stock as set forth in such Notice. At such time as the Notice and the accompanying certificate or certificates representing the Series A Preferred Stock which has been converted are surrendered to the Corporation, or to the transfer agent of our Common Stock, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to Section 5 above. In case of conversion under Section 5(a) of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted. Beginning from the date of the Holder's written notice regarding his or her election to convert Series A Preferred Stock, pursuant to this Section 5(b), and until such time as the certificate or certificates representing Series A Preferred Stock which has been converted are surrendered to the Corporation, or the transfer agent of our Common Stock, and a certificate or certificates representing the Common Stock into which such Series A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion. The Holder of Series A Preferred Stock will be required to pay any tax or duty payable as a result of the common stock upon conversion being

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          issued other than in the Holder's name. The Corporation will not issue common stock certificates unless all taxes and duties, if any, have been paid by the Holder.

6.   LIQUIDATION RIGHTS.

     a. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the Holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the Holders of (i) any other class or series of capital stock whose terms expressly provide that the Holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the Holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such Holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

     b. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     c. Neither the sale, lease or other transfer of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other Corporation or other business entity, nor the merger or consolidation of any other corporation or other business entity into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 6.

7. OTHER PREFERENCES. The shares of the Series A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Certificate of Incorporation of the Corporation, as amended.

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IN WITNESS WHEREOF, Wolf Resources, Inc. has caused this Certificate of
Designation to be signed by the Company's sole officer, Christopher Paterson, as of the 23rd day of May 2008.


                               /s/ Christopher Paterson
                               -------------------------------------------------
                               Christopher Paterson, President/CEO/CFO/Secretary


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